Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 25, 2005 on the financial statements of Industry Leaders Fund as of June 30, 2005 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information.



Cohen McCurdy, Ltd.
Westlake, Ohio
October 26, 2005